Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No.333-111860) of Cascade Corporation of our report dated June 22, 2004 relating to the financial statements and schedule of Cascade Corporation Savings and Investment Plan, which appears in this Form 11-K for the year ended December 31, 2003.

PricewaterhouseCoopers LLP

Portland, Oregon

June 28, 2004